Exhibit 5.1

Nicole C. Brookshire
+1 617 937 2357
nbrookshire@cooley.com
November 2, 2021
Allbirds, Inc.
730 Montgomery Street
San Francisco, CA 94111
Ladies and Gentlemen:
We have acted as counsel to Allbirds, Inc., a Delaware public benefit corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,105,769 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-259188), which was declared effective on November 2, 2021 (the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4, to the Prior Registration Statement, respectively, each of which is to be in effect upon the closing of the offering contemplated by the Prior Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
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Cooley LLP 500 Boylston Street Boston, MA 02116-3736 t: (617) 937-2300 f: (617) 937-2400 cooley.com

Allbirds, Inc. November 2, 2021 Page 2
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP 500 Boylston Street Boston, MA 02116-3736 t: (617) 937-2300 f: (617) 937-2400 cooley.com